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September 18, 1997

Wes Raffel
1976 Tasso Street
Palo Alto, CA 94301

Dear Wes:

We are very pleased that you are considering joining us at Informix Software, Inc. (Company). The purpose of this letter is to set forth our offer of employment. We propose that you begin employment with Informix Software, Inc. in the capacity of Vice President, North American Sales, reporting to Bob Finocchio, Chairman, President and Chief Executive Officer.

Your salary, computed on an annual basis beginning on the date you become an employee of the Company, will be $250,000 per year and shall be paid in equal semi-monthly installments.

You will also participate in the Sales Incentive Compensation Plan in 1997 at an annual incentive target of $150,000 for 100% achievement of target. Targets will be mutually agreed to as the budgeting process is completed for 1998. Your incentive payment will be guaranteed at 100% of target for the first six (6) months of your employment.

It will be recommended to the Board of Directors that you receive a non-qualified stock option under the Informix Corporation Employee Stock Option Plan to acquire 325,000 shares of the common stock of Informix Corporation on terms and conditions to be determined solely by the Board of Directors at the time of the grant. You, of course, will be under no obligation to exercise any stock options which may be granted to you. If the Board accelerates option vesting pursuant to a change in control for the executive staff, you will be included as a member of the executive staff for this purpose.

In the event of a change in CEO or change in ownership of the company, you will be entitled to receive as severance an amount equal to one (1) year base salary, if your employment terminates within 90 days of the initiating event irrespective of which party initiates the termination.

This offer of employment is contingent upon the following:

- Your signing of the Company's Employee Agreement for Nondisclosure of Confidential Information, in the form attached.

-   Your acceptance of this offer by signing this letter below.

-   Your signing of the enclosed W-4 form.

    Approval by the Informix Board of Directors.

- Within your first day of employment, you must provide for examination, proof of your legal right to work in the United States and complete the Immigration Form I-9 as required by the U.S. Immigration and Naturalization Service. These include either 1) a U.S. passport, a U.S. certificate of citizenship, a U.S. certificate of naturalization, an unexpired foreign passport with attached employment authorization or an alien registration card with photograph; OR 2) a state driver's license, a state I.D. card, a U.S. military card AND a Social Security card or a

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Page 2
Wes Raffel
September 18, 1997



U.S. birth certificate. If you do not have proof of identification on the first day of employment, you will be sent home to obtain the documents. You will not be placed on the payroll until this form is completed by a Company representative. If for any reason you are unable to provide proof of your identity as well as your legal right to work in the United States within the first three days the Company may terminate your employment. From time to time after your first day of employment, you may be asked to provide proof of your identity as well as your legal right to work in the United States.

This offer of employment is not for any specific period of time and your employment may be terminated with or without cause by yourself or the Company at any time for any reason.

As an employee of Informix, you also agree to comply with company policies, procedures and standards of conduct that may be established by the Company.

This offer of employment contains all of the terms and conditions of your employment with the Company and supersedes any and all prior, oral or written representations or agreements made by anyone employed by, or associated with, the Company.

The terms of this offer, if accepted, will become your terms of employment and can only be added to or modified by a written document signed by the Vice President of Human Resources or the President of the Company.

I am looking forward to your acceptance of this offer. Please be advised that this offer of employment is valid only to September 25, 1997. Please acknowledge your acceptance by signing and dating this letter and returning it to us before September 28, 1997. In addition, please complete the W-4 form and return it to the Human Resources Department prior to beginning your employment or no later than 3 days after your date of hire. Enclosed for your convenience in making the return is a self-addressed envelope. Please bring your I-9 form, required identification, and Non-Disclosure Agreement with you on your first day of employment for verification and witnessing by your manager.

Sincerely,

INFORMIX SOFTWARE, INC.


Bob Finocchio
Chairman, President and
Chief Executive Officer

Enclosures
1. Non-Disclosure Form
2. I-9 Form
3. W-4
4. Employee Handbook
AGREED ON THE 22ndDAY OF September 1997

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ANTICIPATED START DATE:  22nd DAY OF September 1997

SIGNED: /s/Wes Raffel